360 Funds - 485BPOS

Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated August 28, 2018 for the IMS Capital Value Fund, IMS Strategic Income Fund and IMS Dividend Growth Fund, (the “Funds”) each a series of the 360 Funds, and to all references to our firm included in or made part of this Post-Effective Amendment No. 117 under the Securities Act of 1933 and Post-Effective Amendment No. 118 under the Investment Company Act of 1940 to the Funds’ Registration Statement on Form N-1A (File Nos. 333-123290 and 811-21726), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

October 26, 2018